Exhibit 1

British American Tobacco p.l.c. (the “Company”)

Retirement of Ann Godbehere and Dr Pedro Malan: disclosures required by section 430(2B), Companies Act 2006

Further to the announcement by the Company on 22 February 2018, Ann Godbehere and Pedro Malan stood down as Non-Executive Directors of the Company with effect from the conclusion of the Annual General Meeting on 25 April 2018.

As required by section 430(2B) of the Companies Act 2006, we can confirm that no remuneration is payable consequent upon or in respect of their retirement.

Ann Godbehere and Pedro Malan will receive pro-rated Board fees and Audit Committee, Remuneration Committee and Nominations Committee fees, as applicable, to the date of their retirement. They will not receive any payment for loss of office or any other payments in relation to the cessation of their terms of appointment with the Company.

B M Creegan
Deputy Secretary
British American Tobacco p.l.c.

26 April 2018

Enquiries:

Investor Relations
Mike Nightingale/Rachael Brierley/Stephanie Brassinne
+44 20 7845 1180/1519/2012

British American Tobacco Press Office
+44 (0) 20 7845 2888 (24 hours)  | @BATPress